Exhibit 4.17

WARRANT AGENT AGREEMENT

This WARRANT AGENT AGREEMENT (this “Agreement”) between Iterum Therapeutics plc, a public limited company incorporated under the laws of Ireland (registered number 563531) (the “Company”), Computershare Inc., a Delaware corporation (“Computershare”) and its affiliate Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”, and together with Computershare, collectively, the “Warrant Agent”), is dated as of _____, 2024.

RECITALS

WHEREAS, the Company intends to commence a rights offering by distributing rights to subscribe (the “Rights”) for up to an aggregate of 8,503,800 whole units (the “Units”) consisting of (i) ordinary shares, nominal value $0.01 per share (“Ordinary Shares”), and (ii) warrants that have contractual rights to participate in the proposed rights offering which have not otherwise been waived (each, an “eligible warrant” and collectively, the “Eligible Warrants”). Each whole Unit consists of (a) one Ordinary Share, (b) warrants to purchase up to 4,251,900 Ordinary Shares, at an exercise price of $1.21 per whole Ordinary Share (the “Exercise Price”) from the date of issuance through its expiration one year from the date of issuance (the “Warrants”) and (c) warrants to purchase up to 8,503,800 Ordinary Shares, at an exercise price of $1.21 per whole ordinary share from the date of issuance through its expiration five years from the date of issuance (the “5-Year Warrants” together with the Warrants, the “Rights Warrants”) to (x) the holders as of the record date of Ordinary Shares (the “Shareholders”) and (y) and certain eligible holders of warrants issued by the Company (the “Eligible Warrant Holders”, and together with the Shareholders, the “Eligible Participants”);

WHEREAS, on June 7, 2024, the Company initially filed a Registration Statement on Form S-1 (as amended, the “Registration Statement”), with the U.S. Securities and Exchange Commission (the “Commission”) to register non-transferable subscription rights, Units, Ordinary Shares, Rights Warrants and Ordinary Shares issuable upon exercise of the Rights Warrants, which was declared effective by the Commission on _____, 2024; and

WHEREAS, the Company wishes that the Warrant Agent act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, transfer, exchange and exercise of the Warrants.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the express terms and conditions of this Agreement (and no implied terms or conditions), and the Warrant Agent hereby accepts such appointment.

Section 2. Form of Warrant. The Warrants shall either be, at the Company’s election, (x) evidenced by a Warrant to Purchase Ordinary Shares in substantially the same form as attached hereto as Exhibit A (together with the form of notice of exercise and assignment, “Warrant Certificate”), with such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company or the Warrant Agent may deem appropriate and as are not inconsistent with the provisions of this Agreement (but which do not affect the rights, duties, liabilities or responsibilities of the Warrant Agent) or as may be requested solely to comply with any law or with any rule or regulation applicable thereto (a “Certificated Warrant”), or (y) issued by electronic entry registration on the books of the Warrant Agent (a “Direct Registration Warrant”) and shall be reflected on statements issued by the Warrant Agent from time to time to the holders thereof in accordance with its customary practice. The Warrants shall initially be issued as Direct Registration Warrants and shall be in uncertificated form.

Section 3. Registration.

(a) The Warrant shall be executed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer, or the General Counsel and Secretary of the Company (each an “Authorized Officer”), either manually or by facsimile or electronic signature. In the event the person whose signature, or facsimile or electronic signature, has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. The Warrant shall be countersigned by the Warrant Agent either manually or by facsimile or electronic signature, and shall not be valid for any purpose until so countersigned.

(b) Upon the receipt of all information from the Company or its agents that the Warrant Agent may reasonably require, the Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with written instructions delivered to the Warrant Agent by the Company. The Warrant Agent shall promptly provide the Company a copy of the Warrant Register upon request.

(c) Prior to due presentment for registration or transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (each such person, a “registered holder”), as the absolute owner of such Warrants (notwithstanding any notation of ownership or other writing on the Warrant made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

(d) Notwithstanding the foregoing and anything else herein to the contrary, the Warrants shall, subject to the limitation set forth in Section 2, be issued in uncertificated form.

Section 4. Opinions. On or prior to the date hereof, the Company shall provide the Warrant Agent an opinion of counsel dated the date hereof in a form reasonably satisfactory to the Warrant Agent, which shall state that (i) the Warrants when delivered and paid for in accordance with the terms and conditions of the Rights (A) were offered, sold or issued as part of an offering that was registered in compliance with the Securities Act of 1933, as amended (the “1933 Act”)

or pursuant to an exemption from the registration requirements of the 1933 Act and (B) will constitute valid and legally binding obligations of the Company and (ii) the Ordinary Shares issuable upon the exercise of the Warrants when issued, delivered and paid for upon exercise in accordance with their terms (A) were offered, sold or issued as part of an offering that was registered in compliance with the 1933 Act or pursuant to an exemption from the registration requirements of the 1933 Act and (B) will be validly issued, fully paid and non-assessable.

Section 5. Lost Warrant(s). In the event of any loss, theft or destruction of a Certificated Warrant for which the Company and the Warrant Agent shall have received from the registered holder an indemnification reasonably satisfactory to the Company and the Warrant Agent (which shall in all cases include posting of an open penalty surety bond satisfactory to the Warrant Agent) holding the Warrant Agent and Company harmless, the Company shall issue, or cause the Warrant Agent to issue, replacement Warrants of like tenor and dated as of such cancellation for those Warrant certificates alleged to have been lost, stolen or destroyed, absent notice to the Warrant Agent that such Warrants have been acquired by a bona fide purchaser and, at the Company’s or the Warrant Agent’s request, reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto. The Warrant Agent may, at its option, issue replacement Warrants for mutilated certificates upon presentation thereof without such indemnity.

Section 6. Exercise of Warrants; Exercise Price; Expiration Date.

(a) The Warrants are exercisable beginning on _____, 2024, and shall cease to be exercisable and shall terminate and become void at 5:00 p.m. (New York City time) on _____, 2025 (the “Warrant Expiration Date”). Subject to the foregoing and to Section 6(b) hereof and the beneficial ownership limitations set forth in Section 2(e) of the Warrant Certificate, unless otherwise agreed to by the Warrant Agent and the Company, the registered holder of any Warrant may exercise the Warrants evidenced thereby in whole or in part and from time to time by delivering to the Warrant Agent, at the office of the Warrant Agent designated for such purpose, which office shall initially be 150 Royall Street, Suite V, Canton, Massachusetts 02021, Attention: Corporate Actions Voluntary, (i) (A) in the case of a Certificated Warrant, an exercise notice, in the form attached to the Warrant Certificate as an annex thereto (together with the exercise forms referred to in clause (B) below, the “Exercise Notice”), properly completed and duly signed, and (B) in the case of a Direct Registration Warrant, an Exercise Notice substantially in the form of Exhibit B attached hereto, properly completed and duly signed, and (ii) payment of the Exercise Price for the number of Ordinary Shares as to which such Warrants are being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice and if a “cashless exercise” may occur at such time pursuant to Section 2(c) of the Warrant), and all applicable taxes or charges due in connection with the exercise of such Warrants, in lawful money of the United States of America by certified or official bank check and the date on which the last of such items is delivered to the Warrant Agent (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” Upon receipt of an Exercise Notice indicating a cashless exercise, the Warrant Agent will promptly deliver a copy of the Exercise Notice to the Company to confirm the number of Ordinary Shares issuable in connection with the cashless exercise. The Company shall calculate and transmit to the Warrant Agent in a written notice, and the Warrant Agent shall have no obligation under this Agreement or the Warrant to calculate, the number of Ordinary Shares issuable in connection with any cashless exercise or to investigate or confirm whether the Company’s determination of the number of Ordinary Shares to be issued in connection with such exercise is accurate or correct. Partial exercises of a Warrant resulting in purchases of a portion of the total number of Ordinary Shares available thereunder shall have the effect of lowering the outstanding number of Ordinary Shares purchasable thereunder in an amount equal to the applicable number of Ordinary Shares purchased. The Company and the Warrant Agent may, in their sole discretion, agree to allow holders of the Warrants to exercise their Warrants using procedures other than those set forth in this Agreement and the Warrant Certificate.

(b) If any of (A) the Exercise Notice, (B) Certificated Warrants, or (B) the Exercise Price therefor, and all applicable taxes and charges due in connection therewith, is received by the Warrant Agent after 5:30 p.m., New York Time, on any date, or on a date that is not a Business Day, the Warrants with respect thereto will be deemed to have been received and exercised on the Business Day next succeeding such date. If the Warrants are received or deemed to be received after the Warrant Expiration Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the registered holder as soon as practicable. The validity of any exercise of Warrants will be determined by the Company in its sole discretion and such determination will be final and binding upon the registered holder and the Warrant Agent. Neither the Company nor the Warrant Agent shall have any obligation to inform a registered holder of the invalidity of any exercise of Warrants. “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(c) Upon receipt of an Exercise Notice properly completed and duly executed, accompanied by payment of the Exercise Price for the Ordinary Shares to be purchased, the Company or, if instructed by the Company in accordance with Section 6(g) hereof, the Warrant Agent shall instruct its transfer agent in writing to deliver the number of Ordinary Shares to be purchased upon exercise of the Warrant(s). Each person in whose name any such certificate for Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the completed Exercise Notice was received and payment of the Exercise Price was made, irrespective of the date of delivery of such Ordinary Shares.

(d) The Warrant Agent shall deposit all funds received by it in payment of the Exercise Price in accordance with Section 6(e) below.

(e) All funds received by the Warrant Agent under this Agreement that are to be distributed or applied by the Warrant Agent in the performance of services hereunder (the “Funds”) shall be held by the Warrant Agent as agent for the Company and deposited in one or more bank accounts to be maintained by the Warrant Agent in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, the Warrant Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Warrant Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. the Warrant Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Warrant Agent shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party. The Warrant Agent shall use commercially reasonable efforts to forward Funds received for warrant exercises by the fifth Business Day following receipt of such Funds by wire transfer to an account designated by the Company.

(f) Upon the exercise of any Warrant, the Company shall instruct the Warrant Agent to record cost basis for newly issued shares of Ordinary Shares as reasonably determined by the Company prior to processing. In the absence of cost basis information provided by the Company, securities will be recorded by the Warrant Agent as noncovered.

(g) The Warrant Agent shall advise the Company or, if instructed in writing to do so by the Company, the Company’s transfer agent and registrar, in respect of (a) the number of Ordinary Shares indicated on the Exercise Notice as issuable upon such exercise with respect to such exercised Warrants, (b) the instructions of each registered holder provided to the Warrant Agent with respect to delivery of the Ordinary Shares issuable upon such exercise, and the delivery of the Warrant, as appropriate, evidencing the balance, if any, of the Ordinary Shares remaining after such exercise, evidencing the balance, if any, of the Warrants remaining after such exercise, and (c) such other information as the Company shall reasonably request. The Company shall, in each case subject to the exercise procedures set forth in the Warrant Certificate and this Agreement, , execute, and the Company (or the Warrant Agent if instructed by the Company) shall deliver written instructions to the Company’s transfer agent to issue the Ordinary Shares to which such registered holder is entitled, in fully registered form, registered in such name or names as may be directed by such registered holder by no later than the date that is the latest of (i) two Trading Days after the delivery to the Warrant Agent of the Notice of Exercise, (ii) one Trading Day after the delivery of the aggregate Exercise Price to the Warrant Agent and (iii) the number of Trading Days comprising the Standard Settlement Period (as defined in the Warrant Certificate) after the delivery to the Company of the Notice of Exercise. Upon receipt of such Ordinary Shares and written instructions from the Company, the Company’s transfer agent shall transmit such Ordinary Shares to the registered holder or upon the order of the registered holder to such name or names as may be directed by such registered holder. In lieu of delivering physical certificates representing the Ordinary Shares issuable upon exercise, provided the Company’s transfer agent is participating in the Depository Trust Company’s (the “Depositary”) Fast Automated Securities Transfer program, the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the Ordinary Shares issuable upon exercise to the Depositary by crediting the account of the Depositary or the applicable institutions that have accounts with the Depositary through the Deposit Withdrawal Agent Commission system. The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein. All Ordinary Shares issued by the Company upon the proper exercise of a Warrant in conformity with this Agreement and the Warrant Certificate shall be validly issued, fully paid and nonassessable.

(h) The Company shall provide to the Warrant Agent and each registered holder of the Warrants prompt written notice of any time that the Company is unable to issue Ordinary Shares via DTC transfer or otherwise (without restrictive legend), because (A) the Commission has issued a stop order with respect to the Registration Statement, (B) the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, (C) the Company has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently or (D) otherwise (each a “Restrictive Legend Event”). To the extent that a Restrictive Legend Event occurs after the registered holder has exercised a Warrant in accordance with the terms of the Warrant but prior to the delivery of the Ordinary Shares, the Company shall rescind the previously submitted Exercise Notice and the Company shall return all consideration paid by registered holder for such shares upon such rescission. The Company shall promptly provide the Warrant Agent with notice of such rescission.

(i) In the event that the Company receives an Exercise Notice from a registered holder, or any other notice which is a condition precedent to the performance of the obligations of the Warrant Agent under this Agreement, the Company hereby covenants to transmit to the Warrant Agent such notice as promptly as practicable, and acknowledges that in no event shall the Warrant Agent be liable for the Company’s action or failure to act that causes untimely delivery of such notice.

Section 7. Adjustment of Exercise Price and Number of Ordinary Shares.

(a) The number of Ordinary Shares issuable upon exercise of the Warrants and/or the Exercise Price may be subject to adjustment from time to time upon the occurrence of certain events (“Adjustment Events”) and in accordance with certain procedures set forth in Section 3 of the Warrant Certificate. The Company hereby agrees that it will provide the Warrant Agent with reasonable notice of Adjustment Events. The Company further agrees that it will provide to the Warrant Agent any new or amended exercise terms.

(b) The Warrant Agent shall have no obligation under any Section of this Agreement to determine whether an Adjustment Event has occurred or calculate any of the adjustments set forth herein.

Section 8. Certification of Adjusted Exercise Price or Number of Ordinary Shares. Whenever the Exercise Price or the number of Ordinary Shares issuable upon the exercise of each Warrant is adjusted as provided in Section 7 hereof or otherwise, the Company shall promptly prepare and file with the Warrant Agent a written certificate setting forth the Exercise Price and the number of Ordinary Shares issuable upon the exercise of each Warrant as so adjusted, and a brief but detailed statement of the facts accounting for such adjustment. Until such written notice is received by the Warrant Agent, the Warrant Agent may presume conclusively for all purposes that no such adjustments have been made.

The Warrant Agent shall be entitled to rely conclusively on, and shall be fully protected in relying on, any certificate, notice or instructions provided by the Company with respect to any adjustment of the Exercise Price or the number of Ordinary Shares issuable upon exercise of a Warrant, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with any such certificate, notice or instructions or pursuant to this Agreement. The Warrant Agent shall not be deemed to have knowledge of any such adjustment unless and until it shall have received written notice thereof from the Company and the Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of Ordinary Shares to be issued on such exercise, pursuant to this Section 8, is accurate or correct.

The form of Warrant need not be changed because of any adjustment hereunder, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate (and which does not affect the rights, duties, obligations and liabilities of the Warrant Agent), and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

Section 9. Fractional Shares. No fractional Ordinary Shares shall be issued in connection with any Warrant exercise, rather, the number of Ordinary Shares to be issued will be rounded down to the nearest whole number.

Section 10. Transfer and Exchange of Warrants.

(a) Subject to the provisions of the Warrant Agreement and the last sentence of this first paragraph of Section 10(a) and subject to applicable law, rules or regulations, or any “stop transfer” instructions the Company may give to the Warrant Agent, the Warrant Agent shall register the transfer, split up, combination or exchange, from time to time (i) in the case of Direct Registration Warrants, upon delivery of a written assignment of the Direct Registration Warrants to be transferred substantially in the form attached hereto as Exhibit C duly executed by the holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer, and (ii) in the case of Certificated Warrants, only in accordance with Section 4(a) of the Warrant Certificate, of any outstanding Warrants upon the Warrant Register, provided that, in each case, a party requesting such transfer, split up, combination or exchange of any Warrant must provide evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in the Transfer Agent’s Medallion Program or other comparable signature guarantee program approved by the Warrant Agent. Upon any such transfer, split up, combination or exchange, a new Direct Registration Warrant or Certificated Warrant, as applicable, representing an equal aggregate number of Warrants shall be issued and the old Direct Registration Warrant or Certificated Warrant, as applicable, shall be cancelled by the Warrant Agent. Any Certificated Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request. The Company or the Warrant Agent may require payment from the registered holder of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of the Warrants. The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.

(b) Any registered holder desiring to transfer, split up, combine or exchange any Warrant shall make such request in writing delivered to the Warrant Agent, and shall surrender any Certificated Warrant to be transferred, split up, combined or exchanged (no such surrender is applicable to registered holder of a Direct Registration Warrant), together with the form of assignment and certificate duly executed and properly completed and such other documentation that the Company or the Warrant Agent may reasonably request, to be transferred, split up, combined or exchanged at the office of the Warrant Agent designated for such purpose. Thereupon the Warrant Agent shall, subject to the last sentence of the first paragraph of Section 10(a) hereof, issue in exchange therefor one or more new Direct Registration Warrants or Certificated Warrants, as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue a new Warrant in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrant must also bear a restrictive legend. Upon any such registration of transfer of a Certificated Warrant, the Company shall execute, and the Warrant Agent shall countersign and deliver, in the name of the designated transferee a new Certificated Warrant of any authorized denomination evidencing in the aggregate a like number of unexercised Warrants.

(c) The Warrant Agent shall not be required to effect any registration of transfer or exchange that will result in the issuance of a Warrant for a fraction of a Warrant, but shall record the registration of transfer or exchange that will result in the issuance of a Warrant exercisable for a fraction of an Ordinary Share.

(d) A service charge shall be payable to the Warrant Agent for any exchange or registration of transfer of Warrants, as negotiated between Company and Warrant Agent.

(e) If applicable, the Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, any new Warrants required to be issued pursuant to the provisions of this Section 10, and the Company, whenever requested by the Warrant Agent, will supply the Warrant Agent with a new Warrant duly executed on behalf of the Company for such purpose.

Section 11. Concerning the Warrant Agent; Indemnification; Exculpation of Liability.

(a) The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by it hereunder in accordance with a fee schedule separately agreed upon between the Company and the Warrant Agent and, from time to time, to reimburse the Warrant Agent for all of its reasonable, documented and out-of-pocket expenses and outside counsel fees and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.

(b) The Company covenants and agrees to indemnify the Warrant Agent for, and to hold the Warrant Agent harmless from and against, any and all liabilities, suits, actions, proceedings, judgments, claims, settlements, costs, expenses (including reasonable fees of its legal counsel), losses or damages (collectively, “Losses”), which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any action taken, suffered or omitted to be taken by the Warrant Agent in connection with the preparation, delivery, acceptance, administration, execution or amendment of the Agreement and the exercise or performance of its duties hereunder, including the reasonable costs and expenses of defending itself against any Loss or enforcing its rights under this Agreement; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified to the extent that, such Loss incurred or suffered by the Warrant Agent as a result of, or arising out of, its own gross negligence, bad faith, or willful misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction).

(c) Notwithstanding anything to the contrary herein, the Warrant Agent’s aggregate liability under this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid or payable hereunder by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from Warrant Agent is being sought; provided, that, such liability cap shall not apply in the case of the Warrant Agent’s own willful misconduct, fraud or bad faith (which bad faith, fraud or willful misconduct must be determined by a judgment of a court of competent jurisdiction).

(d) In order that the indemnification provisions contained in this Section 11 shall apply, upon the assertion of a claim for which the Company may be required to indemnify the Warrant Agent and the Company is not a name party in such claim, the Warrant Agent shall promptly notify the Company of such assertion and shall keep the Company advised with respect to all material developments concerning such claim, unless in the judgment of the Warrant Agent, a conflict of interest exists between the Company and the Warrant Agent, or there are one or more legal or equitable defenses available to the Warrant Agent that are different from or in addition to those available to the Company. The Warrant Agent shall in no case confess any claim or make any compromise in any case in which the Company may be required to indemnify it except with the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, or as required to comply with any law or governmental authority.

(e) Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder (including, without limitation, lost profits) even if that party has been advised of or has foreseen the possibility of such damages.

(f) The terms of this Section 11 and Section 12 shall survive the termination of this Agreement, the expiration of the Warrants and the resignation, replacement or removal of the Warrant Agent.

Section 12. Purchase or Consolidation or Change of Name of Warrant Agent.

(a) Any entity into which the Warrant Agent may be merged or with which it may be consolidated, or any entity resulting from any merger or consolidation to which the Warrant Agent shall be party, or any entity succeeding to the shareowner services or corporate trust business of the Warrant Agent shall be the successor to the Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. The purchase of all or substantially all of the Warrant Agent’s assets employed in the performance of shareowner services or corporate trust activities shall be deemed a merger or consolidation for purposes of this Section 12.

(b) In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrants shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver Warrants so countersigned; and in case at that time any of the Warrants shall not have been countersigned, the Warrant Agent may countersign such Warrants either in its prior name or in its changed name; and in all such cases such Warrants shall have the full force provided in the Warrants and in this Agreement.

(c) To the extent doing so will not violate any legal, fiduciary or contractual obligation on the part of the Warrant Agent to maintain the confidentiality of such information, the Warrant Agent shall notify the Company in writing in advance of any proposed change in its ownership, control or management. The consent of the Company to such proposed action shall not be required.

Section 13. Warrant Holder Not Deemed a Shareholder. Except as set forth in the Warrant Certificate, no holder, as such, of any Warrant shall be entitled to vote, receive dividends or distributions on, or be deemed for any purpose the holder of Ordinary Shares or any other securities of the Company which may at any time be issuable on the exercise of the Warrants represented thereby, nor shall anything contained herein or in any Warrant be construed to confer upon the holder of any Warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholder at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders, or to receive dividends or distributions or subscription rights, or otherwise, until the Warrant or Warrants shall have been exercised in accordance with the provisions hereof.

Section 14. Duties of Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following express terms and conditions, by all of which the Company, by its acceptance hereof, shall be bound:

(a) The Warrant Agent may consult with legal counsel, and the advice or opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in accordance with such advice or opinion and in the absence of bad faith, gross negligence or willful misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction).

(b) Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, omitting to take or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by an Authorized Officer and delivered to the Warrant Agent; and such certificate shall be full authorization to the Warrant Agent for any action taken, omitting to be taken, or suffered by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Warrant Agent shall be liable hereunder only for its own gross negligence, bad faith and willful misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction).

(d) The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrants or be required to verify the same.

(e) The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant; nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible for the adjustment of the Exercise Price or the making of any change in the number of Ordinary Shares required under the provisions of Sections 7 and 8 or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to its express duties in respect of the exercise of the Warrants evidenced by the Warrant after actual written notice of any adjustment of the Exercise Price); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Ordinary Shares will, when issued, be duly authorized, validly issued, fully paid and nonassessable; nor shall it have any duty or responsibility in the case of the receipt of any written demand from any Warrant holder or any other person or entity with respect to any such action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

(f) The Company shall use commercially reasonable efforts to perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

(g) The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from an Authorized Officer, or any other individual designated by the Authorized Officer(s) in writing to the Warrant Agent, and to apply to such officers or individuals for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified and held harmless for any action taken or suffered to be taken by it in accordance with instructions of any such officer, provided the Warrant Agent carries out such instructions without gross negligence, bad faith or willful misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction).

(h) Subject to its compliance with all applicable laws, the Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(i) The Warrant Agent may perform any of its duties hereunder either directly or by or through agents or attorneys and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents, absent gross negligence or bad faith in the selection and continued employment thereof (which gross negligence or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

(j) The Warrant Agent may rely on and shall be held harmless and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in reliance upon any certificate, statement, instrument, opinion, notice, letter, facsimile transmission, telegram or other document, or any security delivered to it, and believed by it to be genuine and to have been made or signed by the proper party or parties, or upon any written or oral instructions or statements from the Company with respect to any matter relating to its acting as Warrant Agent hereunder.

(k) The Warrant Agent shall not be obligated to expend or risk its own funds or to take any action that it believes would expose or subject it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it.

(l) The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to the Registration Statement or this Agreement, including without limitation obligations under applicable regulation or law.

(m) The Warrant Agent shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement.

(n) The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any Warrants authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Agreement or for the application by the Company of the proceeds of the issue and sale, or exercise, of the Warrants.

(o) The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof (and no duties or obligations shall be inferred or implied). The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants.

(p) The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(q) Provided that the Warrant Agent has performed its duties as soon as commercially practicable, the Warrant Agent shall not be liable for the Company’s failure to timely deliver the Ordinary Shares upon exercise of Warrants pursuant to the terms of this Agreement or the Warrants and nor shall the Warrant Agent be liable for any liquidated damages or any other damages associated therewith.

Section 15. Confidentiality and Data Processing.

(a) The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public information regarding holders of Warrants, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the Warrant Agent’s fees for services hereunder shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions). However, each party may disclose relevant aspects of the other party’s confidential information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law.

(b) The Warrant Agent agrees that it shall comply with applicable data protection laws in all material respects.

Section 16. Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary Shares upon the exercise of Warrants, but the Company may require the Eligible Participants to pay any transfer taxes in respect of the Warrants or such shares. The Warrant Agent may refrain from registering any transfer, issue or delivery of any Warrant or Ordinary Shares unless or until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax or charge, if any, or shall have established to the satisfaction of the Company and the Warrant Agent that such tax or charge, if any, has been paid. The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement or any Warrant that requires the payment of taxes and/or charges unless and until the Warrant Agent is reasonably satisfied that all such payments have been made. For the avoidance of doubt, the Warrant Agent shall not have any duty to determine whether any Relevant Taxes (as defined in the Warrant) are applicable or have been timely paid, unless and until it has been advised of such by the Company.

Section 17. Termination; Resignation and Removal. The Company may terminate this Agreement or remove the Warrant Agent upon thirty days’ prior written notice to the Warrant Agent. The Warrant Agent or any successor Warrant Agent may resign and be discharged from its duties under this Agreement upon thirty days’ notice in writing mailed to the Company. In the event the transfer agency relationship in effect between the Company and Computershare terminates, the Warrant Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination. In the event of such termination, the Company shall appoint a successor agent and inform the Warrant Agent of the name and address of any successor agent so appointed, provided that no failure by the Company to appoint such successor agent shall affect the termination of this Agreement or resignation or the discharge of the Warrant Agent as agent hereunder. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed. Upon any such termination, Warrant Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding fees and expenses hereunder, the predecessor Warrant Agent shall, at the Company’s cost and expense, promptly forward to the Company or its designee any and all property or documentation relative to the Warrants and the holders thereof and documents relating to the Warrants or the holders thereof that the predecessor Warrant Agent may receive after its appointment has so terminated; but such predecessor Warrant Agent shall not be required to make any additional expenditure (without prompt reimbursement by the Company) or assume any additional liability in connection with the foregoing. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Warrant Agent and each transfer agent of the Ordinary Shares, and mail a notice thereof in writing to the registered holders of the Warrants. However, failure to give any notice provided for in this Section 17, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

Section 18. Notices. All notices, demands and other communications given pursuant to the terms and provisions of this Agreement shall be in writing, shall be deemed given on the date that it is sent, and may be sent by email (upon confirmation of receipt), first-class mail, postage prepaid, overnight delivery service, or by certified or registered mail, return receipt requested to:

To Company:	Iterum Therapeutics plc Fitzwilliam Court, 1st Floor, Leeson Close, Dublin 2, D02 YW24 Ireland
Attention: Legal Department Email: legal@iterumtx.com

With a copy to: and

Wilmer Culter Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, NY 10007

Attention: Brian Johnson

Email: brian.johnson@wilmerhale.com

A&L Goodbody LLP

3 Dublin Landings

North Wall Quay, Dublin 1, D01 C4EO

Attention: Deirdre Geraghty
Email: dgeraghty@algoodbody.com

To Warrant Agent:	Computershare Inc. Computershare Trust Company, N.A.
150 Royall Street Canton, MA 02021
Attention: Relationship Manager

And, if to a registered holder, at the address of such registered holder as shown on the Warrant Register.

Section 19. Consistency with Warrants. The terms of this Agreement are to be read in conjunction with the applicable terms of the Warrants. In the event of an inconsistency between the terms of this Agreement and the Warrants, the terms of the Warrant shall prevail and be binding upon the Company and Warrant Agent; provided, however, that all provisions with respect to the rights, duties, protections and liability of the Warrant Agent shall be determined and interpreted solely by the provisions of this Agreement; provided, further, that if any amendment to the Warrants causes a material detriment to the rights of the Warrant Agent hereunder, the Warrant Agent shall have the right to terminate this Agreement upon providing notice to the Company setting forth the basis for termination, such termination to take effect no earlier than five business days following the date the notice is delivered.

Section 20. Governing Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction; provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Warrant Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York. Each party hereby (a) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, and (b) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (a) does not constitute good and valid service of process.

Section 21. Force Majeure. Notwithstanding anything to the contrary contained herein, neither party shall be liable for any delay or failure in performance when such delay or failure arises from circumstances beyond its reasonable control, including, without limitation, acts of God, acts of government in its sovereign or contractual capacity, acts of public enemy or terrorists, acts of civil or military authority, war, riots, civil strife, terrorism, blockades, sabotage, rationing, embargoes, epidemics, pandemics, outbreaks of infectious diseases or any other public health crises, earthquakes, fire, flood, other natural disaster, quarantine or any other employee restrictions, power shortages or failures, utility or communication failure or delays, labor disputes, strikes, or shortages, supply shortages, equipment failures, or software malfunctions.

Section 22. Supplements and Amendments. No provision of this Agreement or the Warrants may be amended, modified, or waived, except in a written document signed by all of the parties hereto and thereto. As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from an Authorized Officer that states that the proposed amendment is in compliance with the terms of this Section 22. Notwithstanding provision of such certificate by an Authorized Officer, the Warrant Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement or any Warrant.

Section 23. Severability. If any provision of this Agreement shall be held illegal, invalid or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed binding and enforceable to the full extent permitted by applicable law; provided, that if such invalid or unenforceable term affects the rights, duties, obligations or liabilities of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately.

Section 24. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral communications, understandings, and agreements with respect to the subject matter of this Agreement. In the event of a conflict between the Warrant and this Agreement, this Agreement shall govern.

Section 25. Assignment. Subject to Section 11, this Agreement may not be assigned, or otherwise transferred, in whole or in part, by the parties without the prior written consent of all the other parties, which the other parties will not unreasonably withhold, condition or delay.

Section 26. Successors. All covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 27. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or entity other than the Company and the Warrant Agent any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and the Warrant Agent.

Section 28. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or electronic PDF) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 29. Captions. The captions of the sections of this Agreement have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Iterum Therapeutics plc

By:
Name:
Title:

Computershare Inc. and
Computershare Trust Company, N.A., on behalf of both entities

By:
Name:
Title:

Exhibit A

Form of Warrant

(Attached).

Exhibit B

Notice of Exercise for Direct Registration Warrant

TO:

Iterum Therapeutics Plc (the “Company”)

Fitzwilliam Court 1st Floor

Leeson Close, Dublin 2, Ireland

Attn: Chief Financial Officer

Computershare Trust Company, N.A. and

Computershare Inc. (collectively, “Warrant Agent”)

150 Royall Street

Canton, Massachusetts 02021

Attn: _____

1.

The undersigned holder of Direct Registration Warrants hereby irrevocably elects to exercise _____ Direct Registration to purchase ________ Ordinary Shares of the Company pursuant to the terms of that certain Warrant Agreement, dated as of _____, 2024, by and among the Company and Warrant Agent (the “Warrant Agreement”), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant Agreement.

2.	Payment shall take the form of lawful money of (check applicable box):

[ ] in lawful money of the United States; or

[ ] if permitted, the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

3. Please issue said Ordinary Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

[SIGNATURE OF HOLDER]

Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

Exhibit C

FORM OF ASSIGNMENT FOR DIRECT REGISTRATION WARRANTS

For value received, the undersigned registered holder of Direct Registration Warrants issued pursuant to that certain Warrant Agreement, dated as of _____, 2024 (the “Warrant Agreement”), by and among Iterum Therapeutics Plc (the “Company”), Computershare, Inc. and Computershare Trust Company, N.A., collectively as warrant agent, hereby sells, assigns and transfers unto the Assignee(s) named below the number of Direct Registration Warrants listed opposite the respective name(s) of the Assignee(s) named below, and all other rights of the registered holder under said Direct Registration Warrants, and does hereby irrevocably constitute and appoint ____________________________ attorney, to transfer said Direct Registration Warrants, as and to the extent set forth below, on the Warrant Register maintained for the purpose of registration thereof, with full power of substitution in the premises:

Name(s) of Assignee(s)	Address of Assignee(s)	Number of Warrants

Dated: ________________ , 20__	Signature of Holder: ________________

Name of Holder: ________________

Address of Holder: ______________________

Signature Guarantee: